UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Mr. Oscar A. Martinez was appointed as the Vice President and Chief Financial Officer of Huttig Building Products, Inc. (the “Company”) effective April 4, 2016. A copy of the press release announcing Mr. Martinez’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Martinez, who is 46 years old, was previously employed at Foresight Energy LP from August 2011 to November 2015, serving as the Senior Vice President and Chief Financial Officer. Prior to joining Foresight Energy, Mr. Martinez served as Vice President and Treasurer at Cloud Peak Energy, Inc. from 2009 to July 2011. Prior to joining Cloud Peak Energy, Inc., Mr. Martinez worked for Qwest Communications International, Inc. from 2002 to 2009 where he served most recently as the Vice President and Assistant Treasurer in addition to other positions in Corporate Strategy and Treasury. Prior to joining Qwest, Mr. Martinez worked in the investment banking division of JP Morgan Chase. Mr. Martinez received his Masters in Business Administration from Harvard Business School and his undergraduate degree in Business Administration from Trinity University, with an additional major in Economics.

Mr. Martinez has had no related party transactions with the Company reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director of the Company.

Mr. Martinez will earn an annual base salary of $350,000 and will be eligible to participate in short term annual incentive awards under the Company’s 2005 Executive Incentive Compensation Plan, as amended and restated (the “EIC Plan”). Mr. Martinez will be eligible to receive an annual cash bonus targeted at 75% of his base salary. Any bonus payable to Mr. Martinez for his 2016 service will be pro-rated to reflect the term of his actual employment with the Company during 2016. In addition, Mr. Martinez will be eligible to participate in long term incentive awards under the EIC Plan targeted at 50% of his base salary. On April 4, 2016, Mr. Martinez will receive a grant of 200,000 shares of restricted stock under the EIC Plan. The restricted shares will vest over five years, conditioned upon continued employment, with one-fifth of the shares vesting on each of the first five anniversaries of the grant date.

The Company has entered into a change of control agreement (the “Change of Control Agreement”) and an indemnification agreement (the “Indemnification Agreement”) with Mr. Martinez. Each agreement will be effective on April 4, 2016 and is described in more detail below.

Change of Control Agreement

The Change of Control Agreement has an initial three-year term and provides that if, within three years following a change of control of the Company, Mr. Martinez is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to receive the following amounts: (i) his salary and pro rata bonus through the date of his termination of employment, (ii) a lump sum payment equal to two times his annual salary and bonus, (iii) the payment of deferred compensation and accrued and unpaid vacation; and (iv) a lump sum payment equal to the cost of coverage under the Company’s health and welfare benefits for a two-year period. The Change of Control Agreement is consistent with the change of control agreement entered into between the Company and each of its other executive officers.

Indemnification Agreement

The Indemnification Agreement requires the Company to indemnify Mr. Martinez, to the full extent permitted by law, against any and all expenses, judgments, fines, penalties and settlement amounts incurred in connection with any claim against Mr. Martinez arising out of the fact that Mr. Martinez is or was a director, officer, employee, trustee, agent or fiduciary of the Company or is or was serving in any such capacity with any other entity, at the Company’s request. The Indemnification Agreement also requires the Company to advance expenses to Mr. Martinez prior to the settlement or final judgment of any such claim, provided that Mr. Martinez agrees to reimburse the Company if it is ultimately determined that Mr. Martinez is not entitled to be indemnified by the Company.

The Indemnification Agreement also requires the Company to maintain directors and officers liability insurance coverage for Mr. Martinez or, to the full extent permitted by law, to indemnify him for the lack of insurance coverage. The Company has previously entered into comparable indemnification agreements with each of its other executive officers and directors.

Item 7.01	Regulation FD Disclosure.

On March 31, 2016, Company management will make a presentation at the Sidoti Emerging Growth Convention held at the Marriott Marquis in Times Square in New York. A copy of the related written presentation is furnished as Exhibit 99.2 hereto.

The information furnished in this Item 7.01, including Exhibit 99.2 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated March 31, 2016

99.2	Company Presentation dated March 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc. (Registrant)

Date: March 31, 2016	/s/ Jon P. Vrabely
Jon P. Vrabely
President and Chief Executive Officer